Exhibit 99.1

Vera Bradley Announces Adoption of Limited Duration Shareholder Rights Plan

FORT WAYNE, Ind., October 11, 2024 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) announced today that the Board of Directors of the Company (the “Board”) unanimously approved the adoption of a limited duration shareholder rights plan (the “Rights Plan”) to protect shareholders’ interests and maximize value for all shareholders.

The Rights Plan is similar to plans adopted by other public companies and is designed to ensure that all the Company’s shareholders have the opportunity to realize the long-term value of their investment in the Company and to guard against abusive tactics so that no person, entity or group can gain a control or control-like position in the Company through open market accumulations of the Company’s common stock or other tactics potentially disadvantaging the interests of the Company’s shareholders without negotiating with the Board and without paying an appropriate control premium to all shareholders.

The Rights Plan is intended to position the Board to fulfill its duties by ensuring that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders.

The Rights Plan provides for the issuance of one right for each outstanding share of the Company’s common stock. Under the Rights Plan, rights will become exercisable if a person, entity or group acquires beneficial ownership of 15% (or 20% in the case of certain passive investors) or more of the outstanding common stock (the “triggering percentage”) in a transaction not approved by the Board or if an existing shareholder that already beneficially owns the triggering percentage or more of the outstanding common stock subsequently increases its ownership by one or more shares. In the event that the rights become exercisable, each right would entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights would become void and would not be exercisable) to buy at the exercise price additional shares of common stock having a market value equal to twice the exercise price.

The Rights Plan is effective immediately and will expire on October 11, 2025.

Exhibit 99.1
Additional details regarding the Rights Plan will be included in a Current Report on Form 8-K being filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

About Vera Bradley, Inc.
Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; positioning as “gifting” brands; strong, entrepreneurial cultures; a keen focus on community and charity; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands. Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace. Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,450 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.
Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement
Certain statements in this release are “forward-looking statements” made pursuant to the safe‑harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward‑looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general

Exhibit 99.1
economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10‑K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement.

Contacts
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
Mediacontact@verabradley.com
877-708-VERA (8372)